THINKPATH LOGO                                                    THINKPATH INC.
                                                             201 WESTCREEK BLVD.
                                                               BRAMPTON, ONTARIO
                                                                  L6T 5S6 CANADA
                                                               TEL: 905-460-3040
                                                               FAX: 905-460-3050



THINKPATH ANNOUNCES US$3,500,000 NEW FINANCING WITH LAURUS FUNDS AND REVERSE STOCK SPLIT WEDNESDAY JUNE 29, 2005

TORONTO (BUSINESS WIRE) JUNE 29, 2005 - Thinkpath Inc., (OTCBB:THTHF), today announced the implementation of their previously announced reverse stock split of 5,000 to 1 of their issued and outstanding common shares and the simultaneous closing of a $3,500,000 convertible financing facility with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York based institutional equity fund that specializes in making direct investments in growth-stage public companies that exhibit exceptional promise. A portion of the proceeds were used to retire the balance of all outstanding convertible debentures and the cancellation of all associated warrants and shares as well as to pay off the receivable discount facility with Morrison Financial Services Limited.

The $3.5 million convertible financing facility consists of a revolving line of credit based on eligible accounts receivable maturing on June 27, 2008 and bearing interest at an annual rate equal to the Wall Street Journal prime rate plus 3%. The principal outstanding on the secured convertible note is convertible into common stock at a fixed conversion price ranging from 80% to 110% of the average closing price for the previous 10 days, subject to certain conditions. In connection with the financing, Thinkpath Inc. issued Laurus Funds a common stock purchase warrant to purchase up to 2,100,000 shares of Thinkpath Inc. common stock at 110% and 120% of the average closing price for the previous 10 days.

"We are delighted to have completed this financing" said Declan French, Chairman and CEO of Thinkpath Inc. "Our partnership with Laurus Funds will allow us to take our company to another plateau through their financing of acquisitions and organic growth ."

Thinkpath's new symbol will be THPHF and the reverse split will take effect at the open of business June 30, 2005.

Thinkpath is a global provider of Engineering Solutions in Engineering Knowledge Management, including Design, Analysis, FEA, Design/Build, On-site Support, Technical Publishing, and Consulting.

Further information about the company may be found at WWW.THINKPATH.COM.

FOR MORE INFORMATION AND INVESTOR RELATIONS PLEASE CONTACT:

---------------------------------------------------------------
Tracy McKay
Thinkpath Inc.

Tel: (905) 460-3040
EMAIL: communications@thinkpath.com

---------------------------------------------------------------

Forward-Looking Statement

This press release contains forward-looking statements regarding Thinkpath Inc., its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause Thinkpath's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by Thinkpath in this news release and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Thinkpath's business.

Source: Thinkpath Inc.